Exhibit 10.9

TAX SHARING AGREEMENT

This Agreement is made effective this 9th day of November, 2006 (the “Agreement”) between MICROGY HOLDINGS, LLC, a Delaware limited liability company (“Microgy Holdings”), and ENVIRONMENTAL POWER CORPORATION, a Delaware corporation (“EPC”).

RECITALS

A. Microgy Holdings is primarily engaged in the business of holding the equity interests in (i) MST Production Ltd., a Texas limited partnership (“MST”), (ii) Rio Leche Estates, L.L.C., a Texas limited liability company (“Rio Leche Estates”), (iii) Mission Biogas, L.L.C., a Texas limited liability company (“Mission Biogas”) and (iv) Hereford Biogas, L.L.C., a Texas limited liability company (“Hereford Biogas” and, together with MST, Rio Leche Estates and Mission, the “Subsidiaries”).

B. Microgy Holdings is a wholly owned subsidiary of EPC.

C. Microgy Holdings, EPC and the Subsidiaries file consolidated federal income tax returns and would find it advantageous to file consolidated income tax returns with state and other taxing authorities.

D. Certain states or other taxing authorities do not permit Microgy Holdings and EPC to file consolidated tax returns.

E. Microgy Holdings is engaging in a financing transaction under (i) that certain Loan Agreement, dated October 1, 2006, between the Gulf Coast Industrial Development Authority (the “Issuer”) and Microgy Holdings (the “Loan Agreement”), (ii) a Trust Indenture Agreement, dated October 1, 2006, between the Issuer and Wells Fargo, N.A., as Trustee (the “Indenture”), which financing transaction will have direct material benefits to EPC, and one of the conditions of such transaction is that Microgy Holdings and EPC enter into this Tax Sharing Agreement.

AGREEMENT

1. Definitions. Capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Loan Agreement.

2. Preparation of Tax Returns. EPC shall prepare, pursuant to the terms of that certain Management Services Agreement executed contemporaneously herewith, or if such agreement has been terminated, pursuant to the terms of this Section 1, any and all tax returns required to be filed by Microgy Holdings and/or the Subsidiaries with any taxing authority (federal, state, local or otherwise) regardless of whether such tax returns can be prepared on a consolidated basis. EPC shall undertake such preparation (as well as the preparation of its own tax returns) in such manner that is necessary and advisable and shall timely file such tax returns

(including its own tax returns) as may be required by applicable law to avoid any penalty or other negative consequence. EPC shall only be compensated for the provision of such service as part of the Management Services Agreement, or if such agreement is no longer outstanding, the cost of such service shall be considered a capital contribution from EPC to Microgy Holdings. In no event shall EPC be entitled to such compensation in contravention of the Loan Agreement.

3. Payment of Tax Liability. Upon submission of any tax return, EPC shall pay to the applicable taxing authority any tax (and any interest or penalties related thereto) due from EPC, Microgy Holdings or the Subsidiaries whether such amount arises from (i) an allocable share in a consolidated return, (ii) from a wholly separate tax return being filed by Microgy Holdings or any Subsidiary or (iii) from any tax assessed or imposed by any taxing authority. Notwithstanding the foregoing, EPC in its sole discretion shall have the right to withhold any payment of taxes, interest or penalties to any taxing authority until a final determination of liability has been rendered by the appropriate taxing authority or a court of competent jurisdiction if EPC is in good faith contesting the validity or amount of such taxes, interest or penalties claimed to be due from Microgy Holdings or any Subsidiary. EPC shall be entitled to reimbursement from Microgy Holdings for the amount of any such tax liability of Microgy Holdings or any Subsidiary, before giving effect to any tax benefits that may be available to EPC independent of Microgy Holdings, any Subsidiary or their respective assets or operations.

4. Term. The term of this Agreement shall commence on the date hereof and shall continue through December 31, 2036; provided, however, that EPC may terminate this Agreement if an Event of Default occurs under the Loan Agreement or the Indenture and the Trustee exercises any remedies available to it under the Indenture. Notwithstanding the foregoing, the Issuer or the Trustee shall have the right to cause Microgy Holdings and EPC to terminate this Agreement at any time for cause or if an Event of Default has occurred and is continuing.

5. Miscellaneous.

(a) Third Party Rights. The Issuer and its successors and assigns shall enjoy the rights and not the obligations of a third-party beneficiary hereunder. No other third party beneficiary rights are created hereunder.

(b) Survival of Claims. Any claims that either party may have against the other party arising from the performance of such other party’s obligations hereunder shall survive the termination of this Agreement.

(c) Headings. Section and article headings used in this Agreement have no legal significance and are used solely for convenience of reference.

(d) Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New Hampshire, without regard to its principles of conflicts of laws, and each party hereby submits to the non-exclusive jurisdiction of the state courts of New Hampshire and the federal courts of the Untied States of America sitting in New Hampshire.

IN WITNESS WHEREOF the parties have executed this Agreement the date first above written, and agree to be bound by the terms hereof and the documents issued pursuant hereto.

ENVIRONMENTAL POWER CORPORATION

By:	/s/ John F. O’Neill
John F. O’Neill
Chief Financial Officer

MICROGY HOLDINGS, LLC

By:	/s/ Richard E. Kessel
Richard E. Kessel
President

[Signature Page to Tax Sharing Agreement]